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                                                                     EXHIBIT 5.1

                       [Letterhead of Steven R. Sullivan]

                                  May 3, 2002

Union Electric Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of Union Electric Company, a Missouri corporation (the "COMPANY"). The Company has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") with respect to up to $750,000,000 maximum aggregate offering price of (1) Senior Secured Debt Securities (the "SENIOR SECURED DEBT SECURITIES") to be issued by the Company, (2) First Mortgage Bonds (the "FIRST MORTGAGE BONDS") to be issued by the Company, (3) Senior Unsecured Debt Securities (the "SENIOR UNSECURED DEBT SECURITIES") to be issued by the Company, (4) Subordinated Debt Securities (the "SUBORDINATED DEBT SECURITIES") to be issued by the Company,
(5) Trust Preferred Securities to be issued by one or more Delaware business trusts and (6) the Company's guarantees (the "GUARANTEES" and, together with the foregoing securities, the "Securities") relating to such Trust Preferred Securities, in each case, to be issued and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     The Senior Secured Debt Securities will be issued pursuant to an indenture between the Company and The Bank of New York, as trustee (the "SENIOR INDENTURE"), the First Mortgage Bonds will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated June 15, 1937, as amended and supplemented, between the Company and The Bank of New York, as successor trustee (the "FIRST MORTGAGE INDENTURE"), the Senior Unsecured Debt Securities will be issued pursuant to an indenture between the Company and the trustee named therein (the "SENIOR UNSECURED INDENTURE"), the Subordinated Debt Securities will be issued pursuant to an Indenture (For Unsecured Subordinated Debt Securities) dated as of December 1, 1996 between the Company and The Bank of New York, as successor trustee (the "SUBORDINATED INDENTURE"), and the Guarantees will be issued pursuant to one or more guarantee agreements between the Company and the trustee named therein (each, a "GUARANTEE AGREEMENT"), in each case as filed or in the respective forms filed as exhibits to the Registration Statement.

     In so acting, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. I am a member of the Bar of the State of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri.

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Union Electric Company
May 3, 2002

     On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or "blue sky" laws of various states shall have been complied with,
(ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and (iii) the applicable Securities have been issued and sold upon the terms specified in such resolutions and in any required orders of the Missouri Public Service Commission, Illinois Commerce Commission or other applicable regulatory approvals, I am of the opinion that:

     1. When (i) the Senior Indenture and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Secured Debt Securities, (ii) the Senior Unsecured Indenture and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Unsecured Debt Securities,
(iii) the supplemental indenture or other instrument under the Subordinated Indenture to be entered into, or otherwise executed or adopted, in connection with the issuance of the Subordinated Debt Securities or (iv) the Guarantee Agreements have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the Subordinated Debt Securities and the Guarantees, as the case may be, have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture, the Senior Unsecured Indenture, the Subordinated Indenture and the Guarantee Agreements, respectively, as applicable, and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto, the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the Subordinated Debt Securities and the Guarantees will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

     2. When the supplemental indenture under the First Mortgage Indenture to be entered into in connection with the issuance of the First Mortgage Bonds has been duly executed and delivered by the proper officers of the Company and The Bank of New York, as successor trustee thereunder, and when the First Mortgage Bonds have been executed, authenticated, delivered and paid for in accordance with the terms of the First Mortgage Indenture, the First Mortgage Bonds will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing, the holders and owners thereof will be entitled to all the rights and security afforded by the First Mortgage Indenture and the First Mortgage Bonds will rank equally as to security with the bonds of other series presently outstanding under the First Mortgage Indenture, which is, in my opinion, a valid and direct first lien (subject to certain

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Union Electric Company
May 3, 2002

leases, permitted liens and other minor defects) on substantially all of the Company's properties and franchises.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the headings "Legal Matters" and "Experts" in the related prospectus. In addition, I have prepared or reviewed the statements as to matters of law or legal conclusions expressed under "Description of First Mortgage Bonds--Security" in such related prospectus. I am of the opinion that all such statements as to such matters are correct and I hereby consent to the making of such statements in the Registration Statement and to the use of my name in connection therewith.

                                               Very truly yours,


                                               /s/ Steven R. Sullivan
                                               -------------------------------
                                               Steven R. Sullivan
                                               Vice President, General Counsel
                                               and Secretary




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